PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO.  333-95807




                               [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                       Primary
                                                             Share     Trading
               Name of Company (1)                 Ticker   Amounts     Market
------------------------------------------------  -------  ---------  ---------
ALLTEL Corp.                                         AT        2          NYSE
AT&T Corp.                                           T         5          NYSE
BCE Inc.                                            BCE        5          NYSE
BellSouth Corp.                                     BLS       15          NYSE
CenturyTel, Inc.                                    CTL        1          NYSE
Cincinnati Bell Incorporated                        CBB        2          NYSE
Level 3 Communications, Inc.                        LVLT       3         NASDAQ
Nextel Communications, Inc.                         NXTL       6         NASDAQ
Qwest Communications International Inc.              Q     12.91728       NYSE
SBC Communications Inc.                             SBC       27          NYSE
Sprint Corporation                                  FON        9          NYSE
Telephone and Data Systems, Inc.                    TDS        1          AMEX
Telephone and Data Systems, Inc. - Special Common  TDS.S       1          AMEX
Shares(1)
Verizon Communications                               VZ      21.76        NYSE

--------------------

(1) As a result of the issuance of a stock dividend by Telephone and Data Systems, Inc. (Amex: "TDS"), effective May 19, 2005, Telephone and Data Systems, Inc. - Special Common Shares (Amex: "TDS.S") was added as an underlying security to the Telecom HOLDRS Trust. For each share of Telephone and Data Systems, Inc. per 100 share round lot of Telecom HOLDRS, The Bank of New York received one share of Telephone and Data Systems, Inc.
     - Special Common Shares. Therefore, as of May 19, 2005, one share of Telephone and Data Systems, Inc. - Special Common Shares will be required for creations and cancellations of Telecom HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.